Exhibit A

Transactions in the Shares During the Last 60 Days

The following table sets forth all transactions in the Shares effected in the past sixty days by the Reporting Persons. All such transactions were effected in the open market through brokers and the price per share is net of commissions.

Trade Date	Amount Purchased (Sold)	Price per Share ($)
8/29/2013	36,387	86.51
8/29/2013	(36,387)	86.47
9/4/2013	6,124	84.90
9/4/2013	(6,124)	84.89
9/18/2013	38,293	90.87
9/18/2013	(20,303)	90.42
9/19/2013	(1,277)	91.29
9/23/2013	(240,674)	87.38
9/23/2013	(236,493)	87.54
9/24/2013	(130,164)	86.42
9/24/2013	(13,534)	86.44
9/24/2013	(264,100)	88.91
9/25/2013	(152,622)	86.50
9/25/2013	(286,300)	89.26
9/26/2013	(58,845)	85.11
9/26/2013	(107,130)	87.68
9/27/2013	(131,195)	84.91
9/27/2013	(46,100)	87.64
9/30/2013	(41,948)	84.18
9/30/2013	(1,000)	86.62
10/1/2013	(225,807)	84.19
10/1/2013	(123,600)	87.00
10/1/2013	(47,100)	87.06
10/2/2013	(10,000)	84.45
10/2/2013	(301,900)	85.33
10/2/2013	(119,000)	87.58
10/2/2013	(79,100)	88.25
10/8/2013	(413,283)	84.74
10/8/2013	(15,000)	84.81
10/8/2013	(19,436)	84.91
10/8/2013	(152,877)	85.27
10/8/2013	(151,829)	85.30
10/8/2013	(62,100)	88.11
10/9/2013	(226,709)	83.45
10/9/2013	(539,545)	83.57
10/9/2013	(109,994)	83.87
10/9/2013	(48,400)	86.93
10/9/2013	(213,500)	86.98
10/10/2013	(297,205)	83.05
10/10/2013	(25,000)	84.25
10/10/2013	(758,593)	83.43
10/10/2013	(31,500)	82.40
10/10/2013	(6,100)	87.16
10/10/2013	(237,202)	86.77